June 12, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Advance Capital I, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission under the heading "Change in Independent Registered Public Accounting Firm" as part of the Proxy Statement for the Annual Meeting of Shareholders on Schedule 14A of Advance Capital I, Inc. dated June 15, 2009. We agree with the statements concerning our Firm under such heading in the Proxy Statement.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP